Exhibit 99.1

Pro Forma Adjusted EBITDA Reconciliation

Twelve Months Ended September 30, 2012

(in millions)

			Adjusted		Pro Forma
	EBITDA	Adjustments (1)	EBITDA	Adjustments (2)	Adj. EBITDA

U.S. GAAP income before income taxes	$199.8	$9.0	$208.8	$(133.8)	$75.0
Interest charges	137.8	—	137.8	(9.7)	128.1
Loss on extinguishment of debt	8.2	—	8.2	(4.2)	4.0
Depreciation and amortization	42.4	—	42.4	(7.4)	35.0
Non-cash stock-based compensation	11.4	—	11.4	—	11.4
Impairment and closure charges	4.2	—	4.2	—	4.2
Other	5.4	—	5.4	—	5.4
Gain on sale of assets	(111.6)	—	(111.6)	113.4	1.8
EBITDA	$297.6	$9.0	$306.6	$(41.7)	$264.9

(1)         Adjusted to remove the impact of a non-recurring litigation settlement that occurred in Q3 2012.

(2)         To reflect pro forma impact of the franchising of 220 Applebee’s company-operated restaurants in the last 12 months (66 sold in Q4 2011, 115 sold YTD through Q3 2012, and 39 sold in October 2012). These adjustments reflect the financial results of these 220 restaurants as if they were operated under a franchise agreement for the 12 months ended September 30, 2012.

Non-GAAP Financial Measures

The Company defines “EBITDA” for a given period as generally accepted accounting principles (GAAP) income before income taxes less interest expense, loss on retirement of debt, depreciation and amortization, non-cash stock-based compensation, impairment and closure charges, gain or loss on disposition of assets and other charge backs as defined by its Credit Agreement.

The Company presents Pro Forma EBITDA to reflect the impact of the refranchising of the refranchising of 220 Applebee’s company-operated restaurants (66 sold in Q4 2011, 115 sold year-to-date through September 30, 2012, and 39 sold in October 2012).  This impact reflects the Company’s financial results as if these 220 restaurants were operated under a franchise agreement for the twelve months ended September 30, 2012.

Management utilizes EBITDA for debt covenant purposes.  Management believes this information is helpful to investors to determine the Company’s adherence to its debt covenants.  EBITDA, Adjusted EBITDA and Pro Forma EBITDA are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with United States generally accepted accounting principles.